                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of January, 1996 by and between MED/WASTE, INC., a Delaware corporation (the "Company"), and MILTON J. WALLACE ("WALLACE").

                                R E C I T A L S:

               A. The Company is engaged in the medical waste management business (the "Medical Waste Business") through its wholly owned subsidiary Safety Disposal System, Inc. ("SDS") and is a franchisee and franchisor of janitorial services to commercial businesses (the "Janitorial Business") with multiple locations in Ohio, Pennsylvania and Florida through its wholly owned subsidiary The Kover Group, Inc. ("Kover") (the Medical Waste Business and Janitorial Business shall hereinafter be collectively referred to as the "Business");

               B. WALLACE has served as Chairman of the Board of Directors of the Company since June 1993; and

               C. The Company believes that it is in the best interest of the Company to assure WALLACE of a secure minimum compensation and to diminish the inevitable distraction of WALLACE that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. POSITION OF EMPLOYMENT.

                      2.1. EMPLOYMENT POSITION. The Company hereby continues to employ WALLACE as Chairman of the Board of Directors. This Agreement shall commence as of the Commencement Date (as defined in Section 3 herein). WALLACE shall perform such duties as are usually performed by the Chairman of the Board of Directors of a public company similar in size and scope as the Company. All actions of WALLACE are subject and subordinate to the review and approval of the Company's Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to the Company's Business. The precise services of WALLACE may be modified in accordance with reasonable policy established by the Board of Directors and not inconsistent with his position.

                      2.2. DEVOTION OF TIME. During the term of this Agreement, WALLACE agrees to devote sufficient time and attention to the business and affair of the Company to the extent necessary to discharge the responsibilities assigned to WALLACE and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. WALLACE's position and employment herein is not full-time. WALLACE is involved in other business ventures, including the practice of law. The Company argees that WALLACE's involvement in such business ventures or the practice of law is not a conflict with, or in violation of, this Agreement.

                      2.3. CORPORATE OPPORTUNITY. It is the express understanding by and between the parties that the doctrine of corporate opportunity as set forth in Delaware corporate law shall only apply to Wallace and the Company for any business opportunities in the medical waste, solid waste or janitorial industries or such other industry in which the Company operates during the term of this Agreement. Wallace shall not be required to offer to the Company any business opportunity or venture in any other industry.

               3. TERM OF EMPLOYMENT.

                      3.1. TERM OF EMPLOYMENT. This Agreement shall begin as of January 1, 1996 (the "Commencement Date") and end on December 31, 2000, subject to earlier termination as otherwise set forth in this Agreement.

                      3.2. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR NON-PERFORMANCE. The Company may terminate WALLACE's employment upon thirty (30) days written notice for the following reasons:

                           3.2.1. a material default or breach by WALLACE of any
of the provisions of this Agreement;

                           3.2.2. failure to follow reasonable and lawful
directives of the Company's Board of Directors, which are consistent with WALLACE's job responsibilities and performance.

               WALLACE shall have the right to cure any such default under this
Section 3.2 within the thirty (30) day period or such additional time as is reasonably necessary to cure such default if WALLACE is using diligent effort to cure such default. The notice must set forth in reasonable detail the facts underlying the termination. In the event that WALLACE's employment is terminated in accordance with the provisions of this Section 3.2, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.

                      3.3. TERMINATION BY THE COMPANY FOR CAUSE. The
Company may terminate WALLACE's employment effective upon written notice, if such termination is for "Cause." For purposes of this Agreement, "Cause" is defined as:

                           3.3.1. death of WALLACE;

                           3.3.2. actions by WALLACE constituting fraud,
embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

                           3.3.3. intentionally furnishing false, misleading, or
omissive information to the Company's Board of Directors or any committee thereof;

                           3.3.4. actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                           3.3.5. the commission of an act by WALLACE involving
moral turpitude which detrimentally impacts on the business or reputation of the Company;

                           3.3.6. intoxication by alcohol or drugs during the
performance of duties on more than one occasion which detrimentally impacts on the business or reputation of the Company; or

Upon termination for Cause, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.
                                      - 2 -

Notwithstanding, if the Company fails to maintain the life insurance policy as required in Section 4.7 herein and this Agreement is terminated in accordance with Section 3.3.1., the Company shall pay to WALLACE's estate, the sum of $500,000 within sixty (60) days of WALLACE's death.

                      3.4. TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Termination Payment described in Section 4.5 herein; provided however, that if the Company terminates this Agreement in accordance with this Section 3.3 following a Change of Control (as defined in Section 3.5 herein), the Company shall pay to WALLACE the Severance Payment described in Section 4.6 herein.

                      3.5. TERMINATION BY WALLACE. WALLACE may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If WALLACE terminates this Agreement under this Paragraph 3.4, WALLACE shall be entitled to the Termination Payment as provided in Paragraph 4.5.

                      3.6. TERMINATION BY WALLACE UPON CHANGE OF CONTROL. WALLACE may terminate this Agreement upon thirty (30) days written notice at any time within eighteen (18) months after a "Change of Control" occurs. Upon such termination, WALLACE shall be entitled to the Severance Payment set forth in
Section 4.6 below. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                           3.6.1. The acquisition by any person, entity or
"group" within the meaning of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           3.6.2. If the individuals who serve on the Company
Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                           3.6.3. Approval by the Company's stockholders of (i)
a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

                      3.7. AUTOMATIC EXTENSION. This Agreement shall be automatically extended for successive five (5) year periods at the end of the initial or extended terms, unless either party provides written notice of termination to the other party at least six (6) months prior to the expiration of the initial or such extended term, respectively.

               4. COMPENSATION AND BENEFITS.

                           4.1. SALARY. the term of this Agreement, Company
shall pay to WALLACE, not less often than monthly, a base salary at a total annual rate of $80,000 (the "Base Salary"), payable in cash, adjusted in accordance with Section 4.2 herein.

                           4.2. COST OF LIVING INCREASE. WALLACE's Base Salary
shall be automatically increased on January 1 of each year commencing January 1, 1997 (the "Yearly Cash Increase") by the greater of (i) five (5%) percent, or
(ii) the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Miami Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index"). In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States. The Company Board of Directors shall have the discretion to grant increases of Base Salary in excess of the amount provided herein.

                           4.3. BONUS. Prior to the commencement of each fiscal
year of the Company, the Board of Directors, or its Compensation Committee, shall establish an Incentive Bonus Plan for such fiscal year. The Incentive Bonus Plan shall entitle WALLACE to earn a bonus based upon certain goals and objectives to be established in such Incentive Bonus Plan. Such Bonus, if any shall be payable in cash within ninety (90) days following the end of such fiscal year.

                           4.4. STOCK OPTIONS. WALLACE shall be eligible from
time to time to receive grants of stock options, under a stock option plan or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All options granted to WALLACE shall have a term of at least five (5) years or such longer term as determined by the specific stock option plan under which options are granted or by the Board of Directors or any committee thereof. All options so granted shall have a vesting schedule of no worse than thirty-three and one-third percent (33-1/3%) as of the date of grant and thirty-three and one-third percent (33-1/3%) at the end of each year thereafter, so long as WALLACE remains employed by Company. Notwithstanding, vesting of options shall immediately accelerate upon an event of Change of Control as defined in Section 3.5 herein. WALLACE shall have the right to exercise vested incentive stock options for up to ninety (90) days after termination and non-statutory stock options for up to twelve (12) months after termination. All other terms of the Options shall be subject to and determined by the stock option plan. Notwithstanding anything herein to the contrary, the Company shall cause to be granted to WALLACE during each calendar year during the term hereof of Options of not less than .25% of the then outstanding common stock of the Company.

                           4.5. TERMINATION PAYMENT. In the event WALLACE's
employment is terminated (other than following a Change of Control) in accordance with Section 3.4 or Section 3.5, WALLACE shall receive a termination payment ("Termination Payment") equal to the greater of (A) the Base Salary payments WALLACE would have received had his employment continued for the remaining term of this Agreement or (B) two times his then Base Salary. Notwithstanding anything herein to the contrary, if WALLACE is terminated for any of the reasons set forth in this Section 4.5 following a Change of Control, WALLACE shall receive the Severance Payment described in Section 4.6 below. The Termination Payment shall be payable in twenty-four (24) monthly installments on the first day of each month commencing the month following termination for a period of twenty-four (24) months (the "Termination Period"). During the Termination Period, WALLACE shall continue to receive all other benefits and prerequisites, including the automobile allowance, health insurance, stock options and bonus provisions. Any benefit or prerequisite that is payable in cash shall be payable in equal installments on the first day of each month during the Termination Period.

                      4.6. CHANGE OF CONTROL SEVERANCE PAYMENT. WALLACE shall be entitled to the Severance Payment as calculated below in the event that WALLACE's employment is terminated (i) by WALLACE after a Change of Control pursuant to Section 3.6; or (ii) by the Company for any reason after a Change of Control. The Severance Payment shall be an amount equal to the greater of:

                           (a) The sum of (i) Base Salary payments WALLACE would
have received has his employment continued for the remaining term of this Agreement; and (ii) three times any bonus paid to WALLACE in the preceding twelve (12) months prior to termination;

                           (b) Three times the sum of (i) Base Salary in effect
at the time of termination and (ii) any bonus paid to WALLACE in the twelve (12) months prior to termination, including any bonuses paid in stock, cash or other property or benefits; or

                           (c) $500,000.

The Severance Payment shall be paid 100% in cash on the effective date of such termination. In addition to the Severance Payment, WALLACE shall be entitled to all of the benefits and personal perquisites otherwise provided in this Agreement for a period of time which is the greater of (i) the remaining term of this Agreement (if it were not terminated), or (ii) three (3) years (the "Severance Period"). Such benefits shall include, but are not limited to, automobile allowance, health insurance and any other benefit WALLACE was receiving at the time of termination. Any benefit or prerequisite that is payable in cash shall be payable in equal installments on the first day of each month during the Severance Period.

                      4.7. LIFE INSURANCE. During the term of this Agreement, the Company shall maintain and pay the premiums on an insurance policy on the life of WALLACE in the aggregate face amount of $500,000. WALLACE shall have the right to designate the beneficiaries of such life insurance policies. The Company shall pay all premiums on such life insurance at least five (5) days before the end of any grace period, and on demand shall provide proof of payment to WALLACE. The insurance companies issuing such policies shall be authorized to give WALLACE, upon his request, any information regarding the status of any such policy.

                      4.8. ADDITIONAL BENEFITS.

                           4.8.1. AUTOMOBILE EXPENSES. During the term of this
Agreement and during any Severance or Termination Period thereafter, the Company shall pay to WALLACE an automobile expense allowance of $600 per month.

                           4.8.2. REIMBURSEMENT OF EXPENSES. WALLACE shall be
reimbursed by the Company for all Business expenses which are reasonably incurred by WALLACE in the performance of his duties under this Agreement. All reimbursable travel expenses shall be in accordance with mutually agreeable and reasonable policy.

                           4.8.3. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
WALLACE shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time. WALLACE's participation in such employee benefit plans shall continue during the Severance and Termination Periods, respectively.

               5. DISABILITY.

                      5.1. DISABILITY INSURANCE. During the term of this Agreement, the Company shall maintain short and long term disability insurance policies for the benefit of WALLACE and shall pay all premiums prior to their respective due dates. Such disability insurance shall pay, at a minimum, sixty percent (60%) of WALLACE's Base Salary then in effect for any period of disability thereunder.

                      5.2. DISABILITY. In the event that WALLACE shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, WALLACE shall continue to receive his monthly compensation, including but not limited to Base Salary, automobile allowance, bonus, stock options and health insurance for each of the first six (6) months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance, the premiums of which are paid for by Company. If upon the expiration of six (6) months of continuous Disability, WALLACE remains incapacitated (hereinafter "Permanent Disability") the Company shall have the right to immediately terminate this Agreement. The Company shall not have any liability thereafter for any compensation or benefits unless the Company fails to maintain the disability insurance policies as required in
Section 5.1 herein. If the Company fails to maintain such policies, the Company shall be liable for and shall continue to pay to WALLACE, sixty percent (60%) of his Base Salary then in effect for the balance of such disability.

                      5.3. DEFINITION OF DISABILITY. Disability for the purposes of this Section 5 shall mean the inability of WALLACE to perform his duties as described herein.

               6. REPRESENTATION BY WALLACE. WALLACE hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

               7. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                      7.1. CONFIDENTIALITY. WALLACE shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names, pricing and terms; customer names, addresses and telephone numbers; billing procedures and pricing of purchases; the Company's Business techniques, computer programs and printouts; identity of prospective patients; confidential information disclosed by the Company's customers to the Company; the Company's banking relationships, including the extent and terms of lines of credit and borrowing costs; or other information concerning the Business or its employees.

                      7.2. OWNERSHIP OF INFORMATION. WALLACE recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company's customers and suppliers, made or received by WALLACE in the course of his employment are the exclusive property of the Company and WALLACE holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such information which if lost or used by WALLACE outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

               8. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, WALLACE covenants and agrees that during his employment and, for a period of eighteen (18) months after he ceases to be employed by Company, regardless of the manner or cause of termination, and except as limited in Sections 8.6 or 8.7 below or upon termination in accordance with Paragraph 3.5:

                      8.1. RESTRICTION. WALLACE will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within fifty (50) miles of any office or center of the Company or any of its subsidiaries existing at the termination of this Agreement (the "Restricted Area").

                      8.2. SOLICITATION OF BUSINESS. WALLACE will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and WALLACE shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                      8.3. SOLICITATION OF EMPLOYEES. WALLACE will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other WALLACE to terminate employment with the Company for the purpose of obtaining employment by a Competing Business in the Restricted Area.

                      8.4. MATERIAL VIOLATION. A violation of Section 7 or 8 of this Agreement shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 9.

                      8.5. OTHER EMPLOYMENT. It is understood by and between the parties that the covenants set forth in Sections 7 and 8 are essential elements of this Agreement, and that, but for the agreement of the WALLACE to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by the WALLACE shall be construed as agreements independent of any other provision of this Agreement (other than Sections 8.6 or 8.7, herein) and the existence of any claim or cause of action WALLACE may have against the Company whether predicated on this Agreement or otherwise (other than for Termination or Severance Payments), shall not constitute a defense to the enforcement by the Company of these covenants.

                      8.6. DEFAULT ON TERMINATION PAYMENTS. If for any reason, the Company fails to make any Termination Payment or to keep all Termination benefits in force during any Termination Period, in addition to any other remedies WALLACE may have as a result of such default the provisions of Section 8 herein shall be null and void and unenforceable by the Company, if any such default is not cured within ten (10) days written notice.

                      8.7. INAPPLICABILITY OF RESTRICTIONS. In the event that this Agreement is terminated (i) due to a material breach by the Company of its obligations hereunder, (ii) by the Company following a Change of Control, or
(ii) by WALLACE in accordance with Paragraph 3.5, the restrictions contained in
Section 8 shall be null and void and unenforceable against WALLACE.

               9. REMEDIES. WALLACE hereby acknowledges, covenants and agrees that in the event of a material default or breach by WALLACE under this
Agreement:

                      9.1. INJUNCTIVE RELIEF. The Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. WALLACE agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                      9.2. NON-EXCLUSIVE REMEDY. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               10. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               11. INDEMNIFICATION. The Company agrees to indemnify WALLACE for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against WALLACE, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by WALLACE that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification. The Company will use its best efforts to obtain and keep in force adequate director and officer liability insurance during the term of this Agreement for six (6) years thereafter.

               12. SUCCESSORS AND ASSIGNS.

                      12.1. SUCCESSORS. This Agreement shall be binding upon the parties hereto and their Successors and assigns. For purposes of this Agreement, the term "Successor" of Company shall include:

                      (a) any person or entity, whether direct or indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls:

                              (i) all or substantially all of the assets of
               Company; or

                              (ii) thirty percent (30%) or more of the total
               voting securities of the Company, and was not affiliated with or in common control of Company as of the Commencement Date;

                              (iii) through any other Business combination with
               or without the consent of Company's shareholders.

                      12.2. ASSUMPTION. Subject to the provisions of Section 3.5 hereof, the Company shall require any Successor to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.

                      12.3. ASSIGNMENT. Except as expressly stated in Section
13.1 above, this Agreement shall be non-assignable by either the Company or WALLACE without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

               13. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or (iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:

               WALLACE: 2222 Ponce de Leon Boulevard, 6th Floor Coral Gables, Florida 33134

               The Company:        Med/Waste, Inc.
                                   3890 N.W. 132nd Street, Bay K
                                   Opa Locka, Florida 33054
                                   Attention: Daniel A. Stauber

               with a copy to:     BRYAN W. BAUMAN, ESQ.
                                   Wallace, Bauman, Fodiman & Shannon, P.A.
                                   2222 Ponce de Leon Boulevard, Sixth Floor
                                   Coral Gables, Florida 33134

or such other address given by such party to the other party at any time hereafter.

               14. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

               15. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               16. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               17. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               18. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

               19. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               20. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        MED/WASTE, INC., a Delaware corporation



                                        By:
                                           ----------------------------
                                           DANIEL A. STAUBER, President




                                           ----------------------------
                                           MILTON J. WALLACE